PROSPECTUS SUPPLEMENT DATED MAY 13, 2003
 (To Prospectus dated May 7, 2003)

$150,000,000

KEY ENERGY SERVICES, INC.

         6 3/8% Senior Notes

due 2013

The notes will mature on May 1, 2013, not May 14, 2013 as set forth in the prospectus supplement dated May 9, 2003. All references to the maturity date of the notes set forth in this prospectus supplement shall be deemed to be May 1, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.